EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of September 27, 2013, between Transgenomic, Inc., a Delaware corporation (“Employer”), and Paul Kinnon, an individual (“Executive”). This Agreement shall become effective as of September 30, 2013 (the “Effective Date”).

RECITAL

Employer desires to employ Executive, and Executive desires to be so employed by Employer, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, Employer and Executive hereby agree as follows:

1.	Term of Employment

(a) The term of Executive’s employment under this Agreement shall commence effective as of the Effective Date and end on the one-year anniversary of the Effective Date or such earlier date on which Executive’s employment is terminated under Section 9 of this Agreement (as may be modified hereunder, the “Expiration Date”); provided that, on the one-year anniversary and each subsequent anniversary of the Effective Date, the then-current term shall automatically be extended by successive one-year periods, unless Employer or Executive provides the other with written notice at least three months prior to the expiration of the then-current term that Employer or Executive wishes to terminate the Agreement, in which case the term shall not be extended. If the initial term or any subsequent extended term is extended, the Expiration Date shall be the last day of any such extended period, or such earlier date on which Executive’s employment is earlier terminated under Section 9 of this Agreement. The initial term and any extensions shall be referred to herein as the “Term.”

(b) Nothing in this Agreement shall impose upon Employer any obligation to retain Executive as an employee, and no such termination by Employer shall be deemed a breach of this Agreement. In addition, nothing in this Agreement shall restrict Executive from terminating his employment with Employer, and no such termination by Executive shall be deemed a breach of this Agreement.

(c) The provisions of Sections 8 and 10 of this Agreement, and this Section 1(c), shall survive the expiration or earlier termination of this Agreement.

2.	Compensation

(a) In General. In full consideration for all rights and services provided by Executive under this Agreement, Executive shall receive the compensation set forth in this Section 2.

(b) Base Salary. Commencing on the Effective Date, Executive shall receive an annual base salary (as adjusted, “Base Salary”) of $350,000. Base Salary payments shall be made in accordance with Employer’s then prevailing payroll policy. Executive’s Base Salary shall be reviewed by the compensation committee of the Board of Directors of Employer (the “Compensation Committee”) for an increase on at least an annual basis and may be adjusted at any time if the Compensation Committee, in its sole and absolute discretion, elects to do so, but any Base Salary decreases must either be with Executive’s written permission, or be part of an across-the-board reduction that affects all senior executives of Employer by the same percentage. Executive will not earn any Base Salary during any period of time for which he is not performing active service for Employer, other than during permitted paid vacations and holidays pursuant to Section 7 of this Agreement, to the extent that similarly situated executive employees are not paid for such non-performance of services by Employer.

(c) Annual Bonus. In addition to the Base Salary, starting January 1, 2014, Executive shall be eligible to receive an annual bonus based on his performance in conjunction with specific mutually agreed goals and objectives and formulas determined by the Compensation Committee in its sole discretion prior to, or within the first fiscal quarter of, each calendar year; provided that the target bonus for any year, starting January 1, 2014, shall not be less than 40% of Base Salary. Bonuses, if any, will be payable at such time or times during or following each calendar year as shall be determined by the Compensation Committee in its sole discretion.

(d) Equity Awards.

(i)	Executive shall be entitled to the following equity awards, which awards shall be granted under and pursuant to the terms of Employer’s 2006 Equity Incentive Plan (the “Plan”) and the Employer’s standard forms of equity award agreements adopted by the Compensation Committee for use thereunder:

a. A stock option (the “Option”) to purchase 2,150,000 shares of common stock of Employer (the “Common Stock”), which Option shall be granted on the fifth (5th) business day immediately following the date of this Agreement (the “Grant Date”). One-third of the shares of Common Stock subject to the Option shall vest on the one-year anniversary of the Grant Date and the remaining shares shall vest in 24 substantially equal installments each month thereafter, subject to Executive’s continued employment with Employer on each such anniversary date; provided that if Employer terminates Executive’s employment without Cause (as defined below) or Executive terminates his employment for Good Reason (as defined below) prior to the one-year anniversary of the Grant Date, a total of one-third of the shares of Common Stock subject to the Option shall be deemed automatically vested. The Option shall be granted at an exercise price equal to the fair market value of one share of the Common Stock, as determined in accordance with the Plan (the “Exercise Price”).

b. A stock appreciation right (the “SAR”) with respect to 1,000,000 shares of Common Stock, which SAR shall be granted on the Grant Date. The SAR shall vest at a rate of 34% on the one-year anniversary of the Grant Date, with ratable monthly vesting of the remaining amount over the remaining 24 months, in each case subject to Executive’s continued employment with Employer on each such anniversary date; provided that if Employer terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason prior to the one-year anniversary of the Grant Date, a total of 34% of the SAR shall be deemed automatically vested. The SAR shall be granted at the Exercise Price and shall be settled in accordance with the terms of the stock appreciation rights agreement governing the SAR.

(ii)	Notwithstanding anything herein to the contrary, the vesting of the Option, the SAR and any future equity award granted by Employer to Executive shall accelerate in full and become fully vested upon a Change in Control (as defined in the Plan).

(e) Clawback Provision. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with Employer which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by Employer pursuant to any such law, government regulation or stock exchange listing requirement).

(f) Indemnification. Employer agrees to indemnify and hold Executive harmless to the degree, and subject to the conditions, set forth in Employer’s Certificate of Incorporation and Bylaws, and applicable Delaware law.

3.	Title

Executive is being employed under this Agreement in the position of Chief Executive Officer, reporting directly to the Board of Directors of Employer (the “Board”) through its Chairman. As of the Effective Date or as soon thereafter as is reasonably practical, Executive will be appointed to the Board. For as long as Executive is serving as Employer’s Chief Executive Officer, Employer will nominate Executive for election to the Board; provided that Employer shall have no obligation to maintain Executive’s position on the Board, and Executive irrevocably appoints Employer and any of its executive officers to execute and deliver a resignation of such positions on Executive’s behalf at the end of the Term (or at the time Executive ceases to hold the position of Chief Executive Officer). Executive shall initially be based in Solana Beach, California, except for required travel on Employer’s business.

4.	Duties

Executive shall have such duties and authority as may be assigned to him by the Board to the extent that such duties and authority are commensurate with Executive’s position. Executive shall personally and diligently perform, on a full-time and exclusive basis, such services as Employer or any of its related or affiliated entities or divisions may reasonably require. Executive will at all times perform all of the duties and obligations required by him under this Agreement in a loyal and conscientious manner and to the best of his ability and experience. Executive will be permitted to manage personal investments and to participate in civic, charitable, educational, and professional activities, to the extent that such activities do not compete with Employer or its affiliates and do not interfere with the performance of Executive’s job duties to Employer.

5.	Expenses

To the extent Executive incurs necessary, reasonable, actual and documented travel and business expenses in the course of his employment, Executive shall be reimbursed for such expenses, subject to Employer’s then-current policies regarding reimbursement of such travel and business expenses, but in any event such reimbursement shall be paid by March 15 of the year following the calendar year to which the expenses relate. Specifically, Employer will reimburse Executive for reasonable travel expenses associated with commuting on a weekly basis from Solana Beach, California to Omaha, Nebraska and New Haven, Connecticut. Reimbursable expenses include reasonable round-trip economy airfare, transportation to and from the airport, and hotel expenses, in amounts to be agreed upon between Executive and Employer.

6.	Other Benefits

Executive shall be entitled to those benefits which are standard for senior executives of Employer, in each such case, subject to the terms and conditions of such plans, policies, and procedures. Executive expressly agrees and acknowledges that after the expiration of the Term, he is entitled to no additional benefits, except as specifically provided in this Agreement and except as specifically provided under the benefit plans referred to above and those benefit plans in which Executive subsequently may become a participant, and subject in each case to the terms and conditions of each such plan.

7.	Vacation and Paid Holidays

Executive shall participate in the vacation benefit according to Employer’s vacation policy applicable to senior executives.

8.	Protection of Employer’s Interests

(a) Duty of Loyalty. During the Term, Executive will owe a duty of loyalty to Employer, which includes, but is not limited to, not competing in any manner, whether directly or indirectly, as a principal, employee, agent, owner, or otherwise, with Employer, or any affiliate of Employer, except that the foregoing will not prevent Executive from passive investment in, at any time, less than four percent (4%) of the outstanding capital stock of any company whose stock is publicly traded.

(b) Policy Compliance. Executive confirms that he has read, understands, and will comply with Employer’s written policies, as amended or restated from time to time.

(c) Property of Employer. All rights worldwide with respect to any and all intellectual or other property of any nature produced, created, or suggested by Executive during the Term or resulting from Executive’s services which (i) relate in any manner at the time of conception or reduction to practice to the actual or demonstrably anticipated business of Employer, (ii) result from, or are suggested by, any task assigned to Executive or any work performed by Executive on behalf of Employer, or (iii) are based on any property owned or idea conceived by Employer, shall be deemed to be a work made for hire, and shall be the sole and exclusive property of Employer. Executive agrees to execute, acknowledge, and deliver to Employer, at Employer’s request, such further documents, including copyright and patent assignments, as Employer finds appropriate to evidence Employer’s rights in such property. Executive’s agreement to assign to Employer any of Executive’s rights as set forth in this Section 8(c) shall not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870, where no equipment, supplies, facility, or trade secret information of Employer were used and such invention was developed entirely upon Executive’s own time, and such invention does not relate to Employer’s business, and such invention does not result from any work performed by Executive for Employer.

(d) Confidentiality. No confidential or proprietary information of Employer or any affiliate of Employer shall be used by Executive or disclosed or made available by Executive to any person except as required in the course of Executive’s employment, and upon the termination of Executive’s employment (or at any time on Employer’s request), Executive shall return to Employer all such information that exists, whether in electronic, written, or other form (and all copies thereof) under Executive’s control. Without limiting the generality of the foregoing, Executive acknowledges signing and delivering to Employer the Employee Confidentiality Agreement as of the Effective Date (the “Confidentiality Agreement”) and Executive agrees that all terms and conditions contained in such agreement, and all of Executive’s obligations and commitments provided for in such agreement, shall be deemed, and hereby are, incorporated into this Agreement as if set forth in full herein. Executive also acknowledges that upon termination of his employment for any reason whatsoever (or at any time on Employer’s request), he will promptly deliver to Employer, or surrender to Employer’s representative, all property of Employer and its affiliates, including without limitation, all documents and other materials (and all copies thereof) relating to Employer’s and its affiliate’s business, all identification and access cards, all contact lists and third party business cards however and wherever preserved, and any equipment provided by Employer or its affiliates, including computers, telephones, personal digital assistants, memory cards, and similar devices which Executive possesses or has in his custody or under his control.

(e) Covenant Not to Compete or Solicit. During the Term, Executive shall not, either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise: (a) offer employment to, or directly or indirectly solicit the employment or engagement of, or otherwise entice away from the employment of Employer or any affiliated entity, either for Executive’s own account or for any other person, firm or company, any person who was employed by Employer or any of its affiliates during the Term, whether or not such person would commit any breach of a contract by reason of his or her leaving the service of Employer or its affiliates; (b) directly or indirectly solicit, induce or entice any client, customer, contractor, licensor, agent, partner or other business relationship of Employer or its affiliates to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with Employer or its affiliates; or (c) engage in any competitive activity with Employer. For a period of (i) six months following Executive’s termination of employment by Employer without Cause or by Executive for Good Reason, and (ii) one year following Executive’s termination of employment for any other reason whatsoever, Executive shall not, either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise offer employment to, or directly or indirectly solicit the employment or engagement of, or otherwise entice away from the employment of Employer or its affiliates, either for Executive’s account or for any other person, firm or company, any person who was employed by Employer or its affiliates within the then preceding six months, whether or not such person would commit any breach of a contract by reason of his or her leaving the service of Employer or its affiliates. Executive expressly acknowledges and agrees that the restrictions contained in this Section 8(e) are reasonably tailored to protect Employer’s and its affiliate’s confidential information and trade secrets, and are reasonable in all circumstances in scope, duration and all other respects. It is expressly agreed by the parties that if for any reason whatsoever, any one or more of such restrictions shall (either taken by itself or themselves together) be adjudged to go beyond what is legally permissible for the protection of the legitimate interests of Employer and its affiliates, that the prohibitions shall be in effect and upheld to the fullest extent permissible under applicable laws.

(f) No Disparagement. Executive agrees and represents that he will not defame or disparage Employer either orally or in writing. Employer agrees and represents that it will instruct its employees not to defame or disparage Executive either orally or in writing. Executive further agrees to refrain from directly or indirectly engaging in publicity, including written, oral and electronic communication of any kind, or any other activity which reflects negatively or adversely upon Employer, its business, its actions or its officers, directors or employees, whether or not Executive believes the content of the publicity to be true or whether or not it is, in fact, true. The restrictions in this Section 8(f) do not apply to truthful testimony compelled by applicable law or legal process or to truthful information that either party or their representatives provides to any governmental agency.

9.	Termination

(a) Right to Terminate; Accrued Benefits. Executive is an employee at-will, and Executive’s employment may be terminated at any time and for any reason, or for no reason, by either Executive or Employer. In all cases of termination (including expiration of the Term), except as expressly set forth in the remainder of this Section 9, Employer shall be obligated only to provide Executive with (1) the earned but unpaid Base Salary through the date of Executive’s termination; (2) any accrued but unused vacation time; (3) any benefits not including the Severance Benefits, as defined in Section 9(f) of this Agreement, which have accrued to Executive prior to termination; (4) reimbursement of approved expenses due to Executive pursuant to Section 5 of this Agreement; and (5) if Executive’s employment is terminated after completion of a calendar year on account of death under Section 9(e) of this Agreement, or is terminated by Employer on account of Disability pursuant to Section 9(d) of this Agreement or without Cause pursuant to Section 9(f) of this Agreement, or is terminated by Executive for Good Reason pursuant to Section 9(f) of this Agreement, (A) any Annual Bonus for the prior calendar year earned but not yet paid; and (B) an Annual Bonus for the year in which Executive’s termination of employment occurs, which shall be payable solely if and when annual bonuses are paid to other employees of Employer, prorated from the commencement of such year through the effective date of the termination of Executive’s employment (collectively, the “Accrued Benefits”).

(b) Resignation. At any time during the Term, Executive may resign upon not less than thirty (30) days prior written notice to Employer. Upon receipt of Executive’s notice of resignation, Employer may terminate Executive’s employment prior to the date stated in such notice and such termination will be treated as a resignation by Executive for all purposes of this Agreement. In the event of Executive’s resignation, or termination by Employer following receipt of Executive’s notice of resignation, Executive will receive only the Accrued Benefits.

(c) By Employer for Cause. At any time during the Term, Employer may terminate Executive’s employment and this Agreement for “Cause,” which shall mean that Executive (i) engaged in willful, reckless or gross misconduct, (ii) materially breached this Agreement or any other agreement between him and Employer, (iii) committed, was convicted of, or pled no contest to a felony or crime involving dishonesty or moral turpitude, (iv) breached his duty of loyalty, (v) willfully or negligently violated Employer’s material policies, or (vi) willfully or negligently failed to follow any lawful written directive of Employer that is not inconsistent with this Agreement; provided that, with respect to Executive’s negligent violation under clause (v) above and negligent failure under clause (vi) above , Executive shall have 20 days to cure such violation or failure if Employer’s Board of Directors determines that such violation or failure is capable of being cured. If Executive’s employment ends for any reason other than termination by Employer for Cause, at a time when Employer had Cause to terminate Executive (or would have had Cause if it then knew all relevant facts), Executive’s termination shall be treated as a discharge by Employer for Cause. If Executive’s employment is terminated for Cause, Employer shall be obligated to provide Executive only with the Accrued Benefits.

(d) By Employer for Disability. At any time during the Term, Employer may terminate Executive’s employment and this Agreement on account of Executive’s Disability, except as prohibited by applicable law. “Disability” shall mean that Executive is unable to perform any of the essential duties of his position by reason of any medically determinable physical or mental impairment. If Executive’s employment is terminated for Disability, Employer shall be obligated to provide Executive only with the Accrued Benefits.

(e) Termination on Death. In the event of Executive’s death during the Term, this Agreement and Executive’s employment shall terminate as of the date of Executive’s death, and Employer shall be obligated to provide Executive’s heirs, successors, legal representatives, or estate only the Accrued Benefits. Nothing in this Agreement shall limit any payments Executive’s widow, beneficiaries, or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy maintained by Employer.

(f) By Employer without Cause (Other Than on Account of Disability); By Executive for Good Reason. Employer may terminate Executive’s employment and this Agreement at any time without Cause, and such termination shall not be deemed a breach by Employer of any term of this Agreement or any other duty or obligation, expressed or implied, which Employer may owe to Executive pursuant to any principle or provision of law. Subject to the remaining terms of this Section 9(f), Executive may terminate his employment and this Agreement at any time for Good Reason, and such termination shall not be deemed a breach by Executive of any term of this Agreement or any other duty or obligation, expressed or implied, which Executive may owe to Employer pursuant to any principle or provision of law. In the event of termination by Employer other than for Cause, or by Executive for Good Reason, in either case during the Term, this Agreement and Executive’s employment shall terminate as of the date specified in the termination notice (subject to the limitations provided in this section 9(f)), and Employer shall be obligated to provide Executive with only the Accrued Benefits and “Severance Benefits,” defined as 12 months of Executive’s then-current Base Salary in the form of salary continuation payable according to Employer’s then-current payroll schedule, commencing on the next payroll date following the 65th day of such a termination and each payment of which shall be considered a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). Notwithstanding the foregoing, no portion of the Severance Benefits shall be payable unless, within 65 days following Executive’s termination of employment, Executive signs a severance agreement and general release in substantially the form attached hereto as Exhibit A, with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purposes and ensure its enforceability. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the express written consent of the Executive, provided that (i) Executive gives Employer written notice of such event within 30 days of the initial existence of such event, (ii) such event is not corrected in all material respects by Employer within 90 days following written notification by Executive to Employer of the occurrence of such event, and (iii) Executive terminates his employment with Employer within five days following such 90-day remedy period: Employer (W) assigns to Executive duties (including titles and reporting relationships) inconsistent in any material respect with the Executive’s duties or responsibilities as contemplated by this Agreement; (X) materially breaches this Agreement or any other agreement between Employer and Executive; (Y) requires Executive to relocate to any jurisdiction other than Omaha, Nebraska (or Employer’s principal place of business, if other than Omaha, Nebraska); or (Z) requires that Executive’s one-way commute increase by more than 50 miles from Solana Beach, California.

(g) Termination of Obligations and Severance Payments. In the event of termination of Executive’s employment and this Agreement, all obligations of Employer to Executive under this Agreement shall immediately terminate except as provided in this Section 9 and Sections 2(e), 10(k), and 10(t).

(h) Breach of Post-Termination Obligations. In the event that Executive breaches any of his obligations under Section 8 of this Agreement, Employer may suspend payment of any Severance Benefits, to the extent not prohibited by law; provided, however, that if it is subsequently determined by a court of competent jurisdiction or binding arbitration that Executive did not breach such obligation (for the sake of clarity, this provision does not create an independent right to seek such a determination from a court), all suspended Severance Benefits shall be immediately paid to Executive.

10.	General Provisions

(a) Entire Agreement. This Agreement, together with the Confidentiality Agreement, supersedes all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of Executive’s employment with Employer, and no amendment or modification of these agreements shall be binding unless it is set forth in a writing signed by both Employer and Executive. To the extent that this Agreement conflicts with any of Employer’s policies, procedures, rules, or regulations, this Agreement shall supersede the other policies, procedures, rules, or regulations. Employer and Executive specifically agree that this Agreement supersedes any and all agreements or arrangements between Employer and Executive, including, but not limited to, that certain Consulting Agreement between Employer and Executive, dated February 20, 2013, as amended (the “Consulting Agreement”); provided, however, that nothing in this Agreement shall diminish Executive’s right to any payments owed to him under Sections 4(a) or 4(b) of the Consulting Agreement, with respect to time periods ending prior to the Effective Date. Notwithstanding anything herein to the contrary, the stock option grant to purchase 150,000 shares of Common Stock contemplated under the Consulting Agreement shall be deemed rescinded by the Company, terminated and of no further force or effect. For the avoidance of doubt, Employer and Executive hereby agree that any notification requirement with respect to the termination of the Consulting Agreement has been satisfied.

(b) Assignment. Employer may assign this Agreement, or all or any part of its rights under this Agreement, to any entity which succeeds to all or substantially all of Employer’s stock or assets (whether by merger, acquisition, consolidation, reorganization, or otherwise), which entity expressly assumes and agrees to be bound by this Agreement, after which Transgenomic, Inc. shall have no remaining liability under this Agreement and all references to Employer shall instead be deemed to refer to such assignee, and this Agreement shall inure to the benefit of such assignee. Employer may also assign this Agreement to a subsidiary, but such assignment shall have no effect upon Executive’s rights or Employer’s liability to Executive hereunder in the event that such subsidiary breaches the terms of this Agreement.

(c) No Conflict with Prior Agreements; Covenant. Executive represents to Employer that neither Executive’s commencement of employment under this Agreement nor the performance of Executive’s duties under this Agreement conflicts or will conflict with any contractual or legal commitment on Executive’s part to any third party, nor does it or will it violate or interfere with any rights of any third party. Executive covenants to Employer that Executive will not enter into any agreement that conflicts with any contractual or legal commitment of Executive to the Employer pursuant to this Agreement.

(d) Successors.

(i)	This Agreement is personal to Executive and without the prior written consent of Employer shall not be assignable by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(ii)	Subject to Section 10(b) of this Agreement, this Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns, including any successor by reason of merger, sale of all or substantially all of the assets of Employer, or by operation of law.

(e) No Broker. Executive has given no indication, representation, or commitment of any nature to any broker, finder, agent, or other third party to the effect that any fees or commissions of any nature are, or under any circumstances might be, payable by Employer or any of its affiliates in connection with Executive’s employment under this Agreement.

(f) Waiver. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

(g) Prevailing Law. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail; but in such event, the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

(h) Expiration. This Agreement does not constitute a commitment of Executive or Employer with regard to Executive’s employment, express or implied, other than to the extent expressly provided for herein. Upon expiration of the term of this Agreement, it is the contemplation of both parties that Executive’s employment with Employer shall cease, and that neither Employer nor Executive shall have any obligation to the other with respect to Executive’s continued employment, except as otherwise expressly provided in this Agreement.

(i) Choice of Law. The corporate law of the State of Delaware will govern all questions concerning the relative rights of Employer and its stockholders. All other questions concerning the construction, validity, and interpretation of this Agreement shall be governed by the internal laws of the State of Nebraska.

(j) Immigration. In accordance with the Immigration Reform and Control Act of 1986, employment under this Agreement is conditioned upon satisfactory proof of Executive’s identity and legal ability to work in the United States.

(k) Arbitration. All disputes relating to Executive’s employment (or its termination), including disputes relating to this Section and this Agreement, shall be resolved by final and binding arbitration in accordance with this Section. The arbitration will be conducted by an impartial arbitrator experienced in employment law and who is either a retired judge or who is currently licensed to practice law, selected from the JAMS panel of arbitrators in accordance with JAMS then current employment arbitration rules (except as otherwise provided in this Section). Executive understands that Employer and Executive are waiving the right to institute a court action, except for requests for injunctive relief pending arbitration, and understands that Employer and Executive are giving up any right to a jury trial. The arbitrator’s award and opinion shall be in writing and in the form typically rendered in labor and employment arbitrations.

Prior to a final arbitral decision, Executive and Employer shall each pay one-half of the costs and expenses of such arbitration and each shall separately pay the fees and expenses of their respective legal counsel. Ultimately, the arbitrator shall award attorneys’ fees and costs to the prevailing party, unless prohibited by applicable law. This arbitration obligation shall not prohibit Employer or Executive from filing a claim with an administrative agency (e.g., the EEOC), nor does it apply to claims for Workers’ Compensation or unemployment benefits, or claims for benefits under an employee welfare or pension plan that specifies a different dispute resolution procedure. The arbitration shall take place in Omaha, Nebraska, unless Employer and Executive agree otherwise.

(l) Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under existing or future laws effective during the Term, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal and enforceable.

(m) Legal Counsel. Executive acknowledges that he has been given the opportunity to consult with legal counsel or any other advisor of his own choosing regarding this Agreement. Executive understands and agrees that Employer’s in-house attorneys, or any other attorney retained by Employer, or any member of management who has discussed any term or condition of this Agreement with him or with Executive, is only acting on behalf of Employer and not on Executive’s behalf.

(n) Right to Negotiate. Executive hereby acknowledges that he has been given the opportunity to participate in the negotiation of the terms of this Agreement. Executive acknowledges and confirms that he has read this Agreement and fully understands its terms and contents.

(o) Injunctive Relief. In the event of a breach of, or threatened breach of, the provisions of this Agreement regarding the exclusivity of Executive’s services and the provisions of Sections 8 and 10 of this Agreement, Executive agrees that any remedy of law would be inadequate. Accordingly, Executive agrees that Employer is entitled to seek injunctive relief for such breaches or threatened breaches. The injunctive relief provided for in this Section 10(o) is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party. The parties agree to waive the requirement of posting a bond or other security in connection with a court or arbitrator’s issuance of an injunction.

(p) Remedies Cumulative. The remedies in this Agreement are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this Agreement.

(q) Headings. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

(r) Section 409A. If any amounts that become due under Section 9 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until Executive incurs a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). If, at the time of Executive’s separation from service, Executive is a “specified employee” (under Internal Revenue Code Section 409A), any benefits as to which Section 409A penalties could be assessed that become payable to Executive on account of his “separation from service” (including any amounts payable pursuant to the preceding sentence) will not be paid until after six months and one day after Executive’s separation from service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate not less than the average prime interest rate published in the Wall Street Journal on any day chosen by Employer during that period. Thereafter, Executive shall receive any remaining benefits as if there had not been an earlier delay.

(s) Section 280G. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or under any other agreement, contract, award, arrangement, etc. (collectively, “Payments”) would result in a “parachute payment” as described in Section 280G of the Internal Revenue Code of 1986, as amended (or any successor provision), notwithstanding the other provisions of this Agreement, or any other agreement, contract, award, arrangement, etc., such Payments shall not, in the aggregate, exceed the maximum amount that may be paid to Executive without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by Employer’s independent auditors. If any benefits must be cut back to avoid triggering such penalties, they shall be cut back in the following order:  First a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code.  Reduction in either cash payments or equity compensation benefits shall be made pro rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code.  If an amount in excess of the limit set forth in this Section 10(s) is paid to Executive, Executive shall repay the excess amount to Employer on demand, with interest at the rate provided for in Internal Revenue Code Section 1274(b)(2)(B) (or any successor provision). Employer and Executive agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties. The foregoing reduction, however, shall only apply if it increases the net amount Executive would realize from Payments, after payment of income and excise taxes on such Payments.

(t) Survivability. The provisions of this Agreement shall survive the termination or expiration of this Agreement and of Executive’s employment for any reason, to the extent required to enable the parties to enforce their respective rights hereunder.

(u) Deductions from Salary, Bonus and Benefits. Employer may withhold from any Base Salary, Annual Bonus, equity or other benefits payable to Executive all federal, state, local, and other taxes and other amounts as permitted or required pursuant to law, rule, or regulation.

11.	Notices

All notices which either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

To Employer:	Transgenomic, Inc.
12325 Emmet Street Omaha, NE 68164
Attention: Chairman of the Board
Telephone: (402) 452-5400
Telecopy: (402) 452-5447

To Executive:	Paul Kinnon ___________________________ ___________________________

Either party may, by written notice, designate a different address for giving of notices. The date of mailing of any such notices shall be deemed to be the date on which such notice is given.

ACCEPTED AND AGREED TO:

Employer		Executive
Transgenomic, Inc.
By:	/s/ Rodney S. Markin, M.D., Ph.D.	/s/ Paul Kinnon
	Rodney S. Markin, M.D., Ph.D.	Paul Kinnon

Exhibit A

Form of Severance Agreement and General Release